Exhibit 99.1
NEWS RELEASE
FOR MORE INFORMATION CONTACT:
Paul D. Borja
Executive Vice President & CFO
(248) 312-2000
     FOR IMMEDIATE RELEASE
Flagstar Bancorp Announces Preliminary Second Quarter 2008 Financial Results
TROY, Mich. (July 14, 2008) — Flagstar Bancorp, Inc. (NYSE: FBC) announced today that for the quarter ended June 30, 2008, it anticipates reporting net earnings of $15.7 million, or $0.22 per share (diluted) and net earnings for the six months ended June 30, 2008 of $5.1 million, or $0.08 per share (diluted).
Flagstar also expects to report a significant increase over first quarter 2008 and fourth quarter 2007 in the regulatory capital ratios of Flagstar Bank, its wholly-owned subsidiary, due to its earnings for the second quarter 2008, its $100 million capital raise during the quarter and its reduction in total assets to $14.6 billion at June 30, 2008 from $15.9 billion at March 31, 2008. Flagstar Bank expects to report, for regulatory purposes, a core capital ratio of 6.70% and a risk-based capital ratio of 11.65% at June 30, 2008.
Flagstar Bancorp will provide more detailed information on its second quarter 2008 results in its regularly scheduled earnings release to be issued on Thursday, July 17, 2008 and during its previously-scheduled earnings conference call at 11:00 a.m. on Friday, July 18, 2008.
To join the earnings conference call, please call (877) 718-5107 toll free or (719) 325-4776 and use passcode: 4748348. Please call at least 10 minutes before the call is scheduled to begin. A replay will be available for five days by calling (888) 203-1112 toll free or (719) 457-0820 using the passcode: 4748348.
The conference call will also be available as a live audiocast on the Investor Relations section of www.flagstar.com. It will also be archived on that site and will be available for replay and download. A slide presentation to accompany the conference call will also be posted on that site.
Flagstar Bancorp, Inc., is the largest publicly held savings bank headquartered in the Midwest. At June 30, 2008, Flagstar operated 170 banking centers in Michigan, Indiana and Georgia and 121 home loan centers in 26 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans. For more information, please visit www.flagstar.com.